Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. ANNOUNCES CEO SUCCESSION

CARMEL, IN, January 24, 2007—ITT Educational Services, Inc.’s (NYSE:ESI) Board of Directors announced today that Rene R. Champagne, Chairman and Chief Executive Officer, will step down from his Chief Executive Officer position on April 1, 2007. Mr. Champagne will remain Chairman of the company’s Board of Directors and an employee of the company. The Board also announced today that it elected Kevin M. Modany to succeed Mr. Champagne as Chief Executive Officer effective April 1, 2007. Mr. Modany is currently President and Chief Operating Officer and a director of the company, and he will continue to serve as President and as a director of the company after he becomes Chief Executive Officer.

Champagne, who is 65 years old and has served as Chief Executive Officer of the company since 1985, said, “I am very pleased to announce that the Board of Directors has selected Kevin Modany to be the next CEO of ITT Educational Services, Inc. This leadership transition has been in process for a long time as part of our ongoing succession planning. Kevin has developed extensive knowledge of the company and has been instrumental in the development and implementation of our growth strategies over the last few years. I anticipate a seamless transition and maintain great confidence in the company’s current and future prospects with Kevin at the helm.”

Modany, age 40, said, “I am honored to be entrusted with the responsibilities of Chief Executive Officer and the opportunity to lead our very talented and dedicated employees as we strive to make the ITT Technical Institute system an ideal place to work and learn. I take great pride in the quality education and services we offer to our students. I am excited for the opportunity to implement our growth strategies that are designed to increase access to higher education for our current and prospective students and to improve shareholder value.”

ITT Educational Services, Inc. is a leading for-profit provider of postsecondary degree programs through its 87 ITT Technical Institutes in 33 states with a total student enrollment of approximately 48,000. The ITT/ESI education system offers programs at the associate, bachelor and master degree levels in six schools of study: Information Technology, Drafting and Design, Electronics Technology, Business, Criminal Justice and Health Sciences. Programs of study are delivered in residence, online and through a combination of in residence and online. Information on the company is available at: www.ittesi.com.